CORRECTED

                          CERTIFICATE OF DESIGNATIONS

                                      OF

                    SERIES A 8% CONVERTIBLE PREFERRED STOCK

                                      OF

                 SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                ---------------------------------------------

              Pursuant to Sections 103(f) and 151 of the General
                   Corporation Law of the State of Delaware

                ---------------------------------------------

      Semiconductor Laser International Corporation, a corporation organized under the laws of Delaware, hereby certifies as follows:

      1. That the Certificate of Designations of Series A 8% Convertible Preferred Stock of Semiconductor Laser International Corporation, a Delaware corporation, which was filed with the Secretary of State of the State of Delaware on October 16, 1997 at 9:00 a.m. is an inaccurate record in certain respects of the corporate action referred to therein and said Certificate of Designations requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

      2. That said Certificate of Designations was inaccurate in that page 2 of said Certificate of Designations was inadvertently omitted therefrom.

       3. That said Certificate of Designations should in its corrected form read in its entirety as follows on Annex A hereto:

                                                                         ANNEX A

                         CERTIFICATE OF DESIGNATIONS

                                      of

                   SERIES A 8 % CONVERTIBLE PREFERRED STOCK

                                      of

                SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

      SEMICONDUCTOR LASER INTERNATIONAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 2,000,000 shares of Preferred Stock of the Corporation designated as "Series A 8% Convertible Preferred Stock":

            RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $.0l per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                     Series A Convertible Preferred Stock

            1. Designation and Amount. There shall be a series of Preferred Stock designated as "Series A 8% Convertible Preferred Stock" and the number of shares constituting such series shall be 2,000,000. Such series is referred to herein as the "Series A Preferred Stock".

            2. Dividends and Distributions. Subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors of the Corporation, out of assets legally available for that purpose, non-cumulative cash dividends at the rate of 8% per share per annum payable on each December 5 commencing one year after

December 5, 1997 (the "Closing Date"). If dividends are payable for less than one full year, then dividends shall be calculated pro rata based on a 360 day year. All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share. At the option of the Corporation, dividends may be paid on shares of Common Stock. Such shares shall be issued in lieu of cash with such shares to be valued at the average Market Price (as defined below) for the five (5) day consecutive trading days immediately prior to the applicable December 5 dividend date.

            (b) Dividends on Junior Stock. So long as any shares of Series A Preferred Stock shall be outstanding, no dividend (other than dividends payable in shares of Common Stock) shall be paid or distribution shall be made on the shares of Common Stock or on any other class or series of stock ranking junior to the Series A Preferred Stock as to dividends.

            (c) Redemption Provisions. The Series A Preferred Stock shall be redeemable at the option of the Corporation on thirty days prior written notice on or after December 5, 1999 at a price equal to the face amount thereof.

            (d) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, and the liquidation preference of any preferred stock ranking senior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive an amount equal to $1.75 per share, subject to adjustment. After the full preferential liquidation amount has been paid to, or determined and set apart for the Series A Preferred Stock and all other series of Preferred Stock hereafter authorized and issued ranking equally with or junior to the Series A Preferred Stock, if any, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably to the holders of the Common Stock. In the event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the full preferential liquidation amount per share required to be paid the holders of the Series A Preferred Stock, the entire amount of assets of the Corporation available for distribution to stockholders shall be paid up to their respective full liquidation amounts first to any preferred stock ranking senior to the Series A Preferred Stock, then to the Series A Preferred Stock, and any preferred stock ranking equally to the Series A Preferred Stock then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of preferred stock, and the common stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the holders of assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2, and the Series A Preferred Stock shall be entitled only to (i) the rights provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Delaware General Corporation Law, and (iii) the rights contained in other sections hereof.

            3.     Conversion.

            (a) Right of Conversion. The shares of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Section 3(b) below, into fully paid and nonassessable shares of Common Stock at the Conversion Rate. The Conversion Rate, subject to adjustments described in Section 5, shall be in the event the Conversion Date occurs (i) on or prior to December 5, 1997, one share of Common Stock for each share of Series A Preferred Stock being converted, and
(ii) more than forty-five (45) days after the Closing Date, the number of shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock being converted divided by the average Market Price of the Common Stock for the five (5) consecutive trading days immediately prior to the Conversion Date multiplied by 70%. The Market Price for any date shall be the closing bid price of the Common Stock on such date as reported by the National Association of Securities Dealers Automatic Quotation System.

      (b) Conversion Procedures. In order to convert the shares of Series A Preferred Stock into shares of Common Stock, the holder of Series A Preferred Stock shall: (i) complete, execute and deliver to the Corporation the conversion certificate attached hereto as Exhibit A (the "Notice of Conversion"); and (ii) surrender the certificate or certificates representing the Preferred Shares being converted (the "Converted Certificate") to the Corporation, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The Notice of Conversion shall be effective and in full force and effect if delivered to the Corporation by facsimile transmission at
(607) 722-3900 (or the then current facsimile transmission number of the Corporation). Provided that a copy of the Notice of Conversion is delivered to the Corporation on such date by facsimile transmission or otherwise, and provided that the original Notice of Conversion and the Converted Certificate, duly executed and properly endorsed with all necessary signature guarantees, are delivered to the Corporation within three (3) business days thereafter at 15 Link Drive, Binghamton, New York 13904, the date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date set forth therefor in the Notice of Conversion; and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to the Corporation within three (3) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Corporation shall, within two (2) business days thereafter, return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Series A Preferred Stock that is, greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Corporation shall deliver, together with the certificates for the shares of Common stock issuable upon such conversion as provided herein, a certificate representing the remaining number of shares of Series A Preferred Stock not converted. No adjustments in respect of any dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Preferred Stock. All Notices of Conversion shall be irrevocable.

            4. Mandatory Conversion. (a) Right of Conversion by Corporation. In or after the date a registration statement registering the shares of Common Stock underlying the shares of Series A Preferred Stock is declared effective by the Securities and Exchange Commission, the Corporation, at its option, may cause the Series A Preferred Stock to be converted in whole, but not in part, into fully paid and nonassessable shares of Common Stock at the then effective Mandatory Conversion Rate. The Mandatory Conversion Rate shall be the number of shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date divided by the average Market Price of the Common Stock for the five (5) consecutive trading days immediately prior to the Mandatory Conversion Date multiplied by 70%. The shares of Series A Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 4 on the Mandatory Conversion Date (unless previously converted at the option of the holder).

            (b) Notice of Mandatory Conversion. Not less than 30 days prior to the date of any such mandatory conversion, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be converted, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice shall specify the date fixed for conversion, (the "Mandatory Conversion Date"), the place or places for surrender of shares of Series A Preferred Stock, and the then effective Mandatory Conversion Rate.

            Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the holder of the Series A Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of the shares to be converted shall not affect the validity of the proceedings for the conversion of any other shares of Series A Preferred Stock. On or after the Mandatory Conversion Date, each holder of shares called to be converted shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice for conversion. Notwithstanding that the certificates evidencing any shares properly called for conversion shall not have been surrendered, the shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares so called for conversion (except the right of the holders to convert such shares upon surrender of their certificates therefor) shall terminate.

      5. Adjustment of Conversion Rate and Conversion Price

            (a) Reclassification, Exchange and Substitution. If the Common Stock issuable on conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Preferred Stock shall, upon conversion of the Series A Preferred Stock, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Preferred Stock immediately before that change.

            (b) Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in Section 4 or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series A Preferred stock would have been entitled on such capital reorganization, merger or sale if the Series A Preferred Stock had been converted immediately before the capital reorganization, merger or sale to the end that the provisions of this subparagraph (b) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

            (c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Preferred Stock, the Corporation at its expense shall promptly compute such adjustments or readjustments in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

      6. No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. If more than one certificate evidencing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price as of the close of business on the day of conversion.

      7. Reservation of Shares: Transfer Taxes: Etc. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all then outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, then, in addition to all rights, claims and damages to which the holders of the Series A Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

      8. Prompt Delivery. The Corporation will cause the issuance of certificates of Series A Preferred Stock or Common Stock, on conversion, promptly after receipt of all documentation required by the transfer agent or applicable law, including, but not limited to, representations, signature guarantees, resolutions and certificates duly endorsed. Such issuance shall be effected and mailed no later than ten (10) business days after receipt of all such documentation. With respect to any conversion of Series A Preferred Stock into Common Stock pursuant to Section 3 only, any delay beyond such date shall result in a penalty equal to 1/4 of 1% of the face value of the Series A Preferred Stock being converted. The Corporation's obligation shall be deemed satisfied based on its records, or those of the transfer agent with respect to date certificates were mailed by the Corporation or the transfer agent.

      9. Ambiguities/Errors. The Board of Directors of the Corporation shall have the power to resolve any ambiguity or correct any error in the provisions relating to the convertibility of the Series A Preferred Stock, and its actions in so doing shall be final and conclusive.

      10. Voting Rights.

      (a) General. Except as otherwise expressly provided or required by law, the holders of the Series A Preferred Stock shall have no voting rights.

      11. Outstanding shares. For purposes of this Certificate of Designations, all shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock are converted into Common Stock, (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation, and (iii) any and all shares of Series A Preferred Stock held in escrow prior to delivery of such stock by the Corporation to the initial beneficial owners thereof.

      12. Status of Acquired Shares. Shares of Series A Preferred Stock received upon conversion or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

      13. Preemptive Rights. The Series A Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Corporation.

      14. No Amendment or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

      15. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

            IN WITNESS WHEREOF, Semiconductor Laser International Corporation has caused this certificate to be signed on its behalf by Geoffrey T. Burnham, its President, this 24th day of October, 1997.

                                          SEMICONDUCTOR LASER
                                          INTERNATIONAL CORPORATION

                                          By: /s/Geoffrey T. Burnham
                                              ---------------------------
                                          Name: Geoffrey T. Burnham
                                          Title: President

ATTEST:

/s/Walter M. Epstein
----------------------------
Secretary

                                   EXHIBIT A

                            CONVERSION CERTIFICATE

                 SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                    Series A 8% Convertible Preferred Stock

      The undersigned holder (the "Holder") is surrendering to Semiconductor Laser International Corporation, a Delaware corporation (the "Company"), one or more certificates representing shares of Series A 8% Convertible Preferred Stock of the Company (the "Preferred Stock") in connection with the conversion of all or a portion of the Preferred Stock into shares of Common Stock, $.0l par value per share, of the Company (the "Common Stock" as set forth below.

1. The Holder understands that the Preferred Stock was issued by the Company pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D promulgated thereunder.

2. The Holder represents and warrants that all offers and sales of the Common Stock issued to the Holder upon such conversion of the Preferred Stock shall be made (a) pursuant to an effective registration statement under the Securities Act, (in which case the Holder represents that a prospectus has been delivered),
(b) in compliance with Rule 144, or (c) pursuant to some other exemption from registration.

      Number of Shares of Preferred Stock being converted: _____________________

      Applicable Conversion Rate:_______________________________________________

      Number of Shares of Common Stock Issuable: _______________________________

      Conversion Date: _________________________________________________________

      Delivery Instructions for certificates of Common Stock and for new certificates representing any remaining shares of Preferred Stock:
      _______________________________________________________________________
      _______________________________________________________________________
      _______________________________________________________________________
      _______________________________________________________________________

                                    NAME OF HOLDER:

                                    _____________________________
                                    _____________________________
                                    (Signature of Holders)